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EXHIBIT 99.1
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FOR IMMEDIATE RELEASE

METACREATIONS APPOINTS BOB RICE PRESIDENT AND CHIEF EXECUTIVE OFFICER

Announcement Coincides with MetaCreations' Divestiture of Graphics Software Business

CARPINTERIA, CA, April 10, 2000 -- MetaCreations Corporation (Nasdaq: MCRE) today announced the appointment of Bob Rice as president and CEO, expanding his current role as president and CEO of its subsidiary company, Metastream Corporation. Rice replaces Mark Zimmer, who resigned earlier today concurrent with the final divestiture of MetaCreations' prepackaged software products.

In related news today, MetaCreations and Corel Corporation jointly announced Corel's acquisition of several graphics products from MetaCreations. Under this agreement, Corel has purchased KPT(R), KPT Vector Effects(R), Bryce(R) and MetaCreations Painter(tm) Separately, Adobe Corporation has acquired Carrara(tm) and Canoma(tm) as earlier announced, in connection with Adobe's strategic e-commerce partnership with Metastream Corporation. In addition, MetaCreations plans to announce the acquisition of Poser(R) and Office Advantage(tm) later this week.

The appointment of Bob Rice as president and CEO of MetaCreations in conjunction with MetaCreations' divestiture of its graphics software business represents a further advance in the company's strategic repositioning around the e-commerce visualization technologies of its subsidiary, Metastream Corporation. As was announced in December of 1999, MetaCreations will focus exclusively on the goals and objectives of Metastream, which include promoting the adoption of its Metastream technology as the industry leading Web-based marketing visualization solution.

"The objectives of Metastream and MetaCreations are now one in the same: to promote the Metastream technology as the industry standard in providing marketing visualizations solutions for e-commerce," said Rice. "I am excited to lead both companies in our mutual goal and feel absolutely confident that we have the products, the people, and the strategic focus to capitalize on an explosive market opportunity."

Mr. Rice has a long association with MetaCreations, having served as vice president and chief counsel of strategic affairs subsequent to MetaCreations' acquisition of Real Time Geometry and the Metastream technology in December 1996. As president and CEO for Metastream Corporation, he has spent the past eight months establishing the company's dominant position in the market for 3D e-commerce visualization solutions. Prior to joining RTG, Mr. Rice was a partner at the international law firm of Milbank, Tweed, Hadley and McCloy, where he advised on various types of corporate transactions and issues, including capital markets, mergers and acquisitions, and tax matters. He attended college and law school at Florida State University, graduating with various honors and serving as an editor of the Law Review, and is a member of the New York and Florida Bar Associations.

Mark Zimmer, a well-known visionary of the graphics industry and the primary author of Painter, is now in the process of founding fractal.com, a California Corporation, together with co-founders Tom Hedges and John Derry. fractal.com will provide new technologies and products for the new millennium. As the original creators of the graphics package Painter, fractal.com's founders will initially provide consultation to Corel in the development of Painter 7. "Painter's heritage of Natural Media(R) tools and incredible creative content is well served by Corel's acquisition," said Zimmer.








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About MetaCreations Corporation

MetaCreations Corporation is focused on providing marketing visualization solutions for the World Wide Web and the company's Internet strategy is being executed through its subsidiary, Metastream Corporation. MetaCreations owns 80% of Metastream Corporation and is headquartered in Santa Barbara County, California. MetaCreations can be reached on the Web at www.metacreations.com.

About Metastream Corporation

Metastream Corporation is the leading provider of marketing visualization solutions and services that enable on-line retailers to host interactive product presentations on the Internet. Metastream's primary initiatives include licensing Metastream technologies for specific e-commerce initiatives, providing a full range of fee-based professional services for implementing these 3-D solutions, and forging strategic alliances with leading interactive agencies and Web content providers. Metastream is eighty percent owned by MetaCreations Corporation and twenty percent owned by Computer Associates International Inc. Metastream is headquartered in New York City. Additional information about Metastream is available at www.metastream.com.

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially as a result of a number of risks and uncertainties affecting the Company's business. Such risks include, but are not limited to, the following: no assurance that the acquisition of Poser(R) and Office Advantage(R) will be announced later this week, that Metastream technology will become the industry standard in providing marketing visualizations solutions for e-commerce, that MetaCreations and/or Metastream will be able to capitalize on an explosive market opportunity. For a more detailed discussion of factors that affect MetaCreations' operating results, interested parties should review MetaCreations' SEC reports, including MetaCreations' Annual Report on Form 10-K for the year ended December 31, 1999, and Quarterly Reports on Form 10-Q.

MetaCreations, Metastream, Kai's Power Tools (KPT), KPT Vector Effects, Bryce, MetaCreations Painter, Carrara, Canoma, Poser and Office Advantage are either registered trademarks or trademarks of MetaCreations Corporation. All other products, fonts, company names and logos are trademarks or registered trademarks of their respective owners.

Note to Editors: See separate release "Corel Completes Strategic Acquisition of Professional Graphics Products from MetaCreations"

# # #

Contact Information:
Betty Franklin
MetaCreations Corporation
805/566-6289
bettyf @metacreations.com

Maria Poveromo
Metastream Corporation
646/485-9115
mariap@metastream.com